UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 18, 2016

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 18, 2016, EastGroup Properties, Inc. (the “Company”), entered into an amended and restated Severance and Change in Control Agreement with each of the Company’s executive officers (the “Executive Officers”).

Each of these Severance and Change in Control Agreements (the “Revised Agreements”) amends and restates in its entirety the prior severance and change in control agreement between the Company and each of the Executive Officers. The prior agreements were previously filed with the Securities and Exchange Commission as exhibits to the Company’s Current Report on Form 8-K filed January 7, 2009. The Revised Agreements provide that, should benefits payable to an Executive Officer trigger excise taxes under Sections 280G and 4999 of the Internal Revenue Code, the Executive Officer will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to the Executive Officer, the benefits will be cut-back to the extent necessary to avoid such excise taxes. The Revised Agreements do not provide for a Company tax “gross-up” payment to make the Executive Officer whole for any such taxes; the tax “gross-up” provision each Executive Officer’s prior agreement with the Company was eliminated. Except as described above, all other terms of the Revised Agreements are unchanged compared to the prior agreements.

The foregoing discussion is qualified in its entirety by the terms and provisions of the form of Severance and Change in Control Agreement which are all filed as exhibits to this Current Report on Form 8-K as set forth in Item 9.01 below, and are incorporated by reference in this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.

10.1	Form of Severance and Change in Control Agreement that the Company has entered into with Marshall A. Loeb and N. Keith McKey.

10.2	Form of Severance and Change in Control Agreement that the Company has entered into with John F. Coleman, William D. Petsas, Brent W. Wood and C. Bruce Corkern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 18, 2016

EASTGROUP PROPERTIES, INC.

By: /s/ N. Keith McKey

N. Keith McKey
Executive Vice President,
Chief Financial Officer,
Secretary and Treasurer